Exhibit 4.2

Amended and Restated Distribution Reinvestment Plan

Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, as amended and restated to date (the “Articles”), has adopted a Distribution Reinvestment Plan (the “Plan”), the terms and conditions of which are set forth below.

1. Reinvestment of Distributions. As agent for stockholders (“Stockholders”) of the Company who purchase shares of the Company’s common stock (the “Shares”) pursuant to the Company’s initial public offering (the “Initial Offering”) or any future public offering (a “Future Offering”) and who elect to participate in the Plan (the “Participants”), the Company will apply all distributions (other than “Excluded Distributions” as defined below) declared and paid in respect of the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the dealer-manager or participating dealers for the public offering of Shares registered in the Participant’s state of residence. As used in this Plan, the term “Excluded Distributions” shall mean those cash distributions relating to net proceeds of the sale of one or more properties or other investments designated as Excluded Distributions by the board of directors of the Company, which shall be paid to Plan participants in cash and shall not be deemed “Distributions” for purposes of Plan reinvestments.

2. Procedure for Participation. Any Stockholder who has received a prospectus that includes the offer of shares registered for sale under the Plan pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the subscription agreement in the form included in the prospectus, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer-manager or a participating dealer. Participation in the Plan will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided it is received on or prior to the last day of the fiscal month or quarter, as the case may be, to which such Distribution relates. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, he or she fails to meet the minimum income and net worth requirements for making an investment in the Shares or cannot make the other representations or warranties set forth in the subscription agreement, he or she will promptly so notify the Company in writing.

3. Purchase of Shares. Participants will acquire Shares from the Company at a price per share equal to (1) during the Initial Offering, $9.55 per share; (2) during the period of any Future Offering, 95.5% of the offering price in such offering; and (3) for the first 12 months subsequent to the close of the Company’s last public equity offering prior to the listing of the Company’s Shares on a national securities exchange, 95.5% of the most recent offering price. After that 12-month period, the Company will publish a per Share estimated valuation and distributions will be reinvested at a price equal to the most recently published per Share estimated value. (For these purposes, a “public equity offering” does not include offerings on behalf of selling stockholders, offerings related to a distribution reinvestment plan or employee benefit plan or the redemption of interests in Wells Timberland Operating Partnership, L.P.) Participants in the Plan also may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit (as defined in the Articles) or otherwise would cause a violation of the share ownership restrictions set forth in the Articles.

Shares to be distributed by the Company in connection with the Plan may be, but are not required to be, supplied from: (a) Shares which were registered for the Plan in the Initial Offering, (b) Shares subsequently registered by the Company with the SEC for use in the Plan (a “Secondary Registration”), or (c) Shares purchased by the Company for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the Plan. Shares acquired by the Company on the

Secondary Market or registered in a Secondary Registration for use in the Plan may be at prices lower or higher than the Share price, which will be paid for the Shares purchased pursuant to the Initial Offering.

If the Company acquires Shares in the Secondary Market for use in the Plan, the Company shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Secondary Registration for shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

4. TAXES. IT IS UNDERSTOOD THAT REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS.

5. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

6. Reports. The Company shall provide each Participant with an individualized quarterly report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of distribution and amounts of Distributions paid during the period covered by the report.

7. Commissions and Other Charges. The Company will not pay selling commissions or dealer-manager fees in connection with Shares sold pursuant to the Plan. In addition, the Company will not reimburse its advisor for organization and offering expenses from the proceeds of any such sales.

8. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice ten business days prior to the distribution payment date. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant’s account will reflect the number of shares in his or her account. Upon termination of Plan participation, Distributions will be paid in cash.

9. Amendment or Termination of the Plan by the Company. The Board of Directors of the Company may by majority vote (including a majority of the Independent Directors, as defined in the Articles) amend or terminate the Plan for any reason; provided that any amendment that adversely affects the rights or obligations of a Participant (as determined in the sole discretion of the board of directors) shall take effect only upon ten days’ written notice to the Participants.

10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities law of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.